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                                                                   EXHIBIT 10.16

                             COMPENSATION AGREEMENT

         THIS COMPENSATION Agreement (this "Agreement") is made and entered into this 30th day of April 1998 by and between Crescent Bank and Trust Company, a Georgia bank (hereinafter, the "Bank"), and Michael P. Leddy (hereinafter, "Leddy").

                                   BACKGROUND

     Crescent Banking Company, a Georgia corporation ("Crescent"), has two wholly owned subsidiaries: (i) Crescent Bank and Trust Company, a Georgia bank (the "Bank"), and Crescent Mortgage Serving, Inc., a Georgia corporation ("CMS").

         Leddy is currently serving as Senior Vice President of the Bank of CMS.

         The purpose of this document is to formalize the compensation and bonus calculation formula for Leddy in all such capacities.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Base salary. Leddy shall be entitled to receive an annual base
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salary ("Base Salary"), which shall be paid in accordance with the Company's normal payroll policies. For 1998, the Base Salary is $141,250. The Base Salary shall be reviewed annually.

         2. Bonus.  Leddy's annual bonus shall be determined in accordance with
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the following formula:

         With respect to the first $1 million of the Value Added of the CMD (as defined below) for the year in question, the Board of Directors may grant Leddy a discretionary cash bonus of up to 20% of his Base Salary.

         Leddy shall be entitled to an additional cash bonus for such year equal to 5% of the amount, if any, of the Value Added of the CMD between $1 million and $2 million.

         Leddy shall be entitled to an additional bonus for such year equal to 7.5% of the amount, if any, of the Value Added of the CMD between $2 million and $3 million. Such bonus shall be paid 50% in cash and 50% in the form of restricted stock pursuant to the Company's Restricted Stock Plan for Michael P. Leddy (the "Plan").

         Leddy shall be entitled to an additional bonus for such year equal to 10% of the amount, if any, of the Value Added of the CMD above $3 million. Such bonus shall be paid 50% in cash and 50% in the form of restricted stock pursuant to the Plan.

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         For purposes of the bonus formula, the following terms have the following meanings:

         "Value Added of the CMD" for each year shall be the sum of (i) the Contribution of the CMD (as defined below) for such year, and (ii) the Change in Portfolio Value (as defined below) for such year.

         "Contributions of the CMD" shall consist of the combined net income (or net loss) of both the CMD and CMS, before provision for Federal income tax (or credit), calculated in accordance with the accounting principles and practices utilized by the Bank in the preparation of its regular financial statements, except that the following income and expense items will be included/excluded in the CMD's pre-tax contribution.

         Net interest income - CMD will receive all interest income from
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         mortgages held for sale by the Bank, and will pay the Bank, at the
         Bank's prime rate, for the use of its liquid funds.

         Non-interest income - CMD will receive all non-interest income
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         generated from the Bank's mortgage operation such as underwriting, rush and refinance fees, servicing fees, and servicing ancillary income.

         Non-interest expense - CMD will be charged with all direct operating
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         expenses resulting from the Bank's mortgage operation plus pay the Bank for the services provided by the Bank's financial/accounting department. Legal expenses resulting from the Bank's mortgage operation, as well as mortgage errors and omissions insurance, are classified as direct expenses of CMD. Indirect expenses allocated via the Bank's profit center accounting procedures would not be included. Example of these charges include the allocation of legal, outside accounting, director and committee fees, FDIC assessment, and blanket bond and commercial insurance costs.

         "Change in Portfolio Value" shall be the amount of increase or decrease in the Net Appraised Value of the Mortgage Servicing Portfolio from the end of the preceding year (subject to the vesting provision set forth below). For this purpose:

         "Mortgage Servicing Portfolio" shall mean the mortgage servicing rights owned by the Bank, or a subsidiary of the Bank, or CMS or another subsidiary of Crescent Banking Company; and

         "Net Appraised Value" shall mean the independently appraised value of the Mortgage Servicing Portfolio, minus the capitalized cost of acquisition (or capitalized value under generally accepted accounting principles, whichever is reflected on the Bank's financial statements) of such Portfolio; provided, however, that for the calculation of the Change in Portfolio Value for the year in which Leddy's employment by the Bank

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terminates (and for that year only) there shall be an additional deduction of an amount determined by multiplying the total principal amount of the Mortgage Servicing Portfolio, as of the date of such termination, by the percentage rate that results from dividing (i) the aggregate direct expenses, including commission, paid in connection with all the sales of portions of the Mortgage Servicing Portfolio during Leddy's period of employment, by (ii) the aggregate amount of such sales.

                  (i) Amendments and Modifications. This Agreement may be
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amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Compensation Agreement as of the date first above written.

                                            CRESCENT BANK AND TRUST COMPANY


                                            By:   /s/
                                               ---------------------------------
                                            Title:
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                                            LEDDY:

                                              /s/
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                                            Michael P. Leddy